Exhibit 99-1

                      Vectren to Update Business Strategies


Evansville, Indiana - (NYSE:VVC) Today, Vectren Corporation executive management will conduct an analyst conference to discuss expected 2001 results and roll out the Company's business strategies for fiscal year 2002 and beyond. The conference will be broadcast via the Internet at 12:30 p.m. ET.

Included in the presentation will be a discussion of expected 2001 results that reflect the impact of the extremely mild weather experienced to date as the 2001-2002 heating season begins. Revised estimates for 2001 are in the range of $1.35-$1.40, before non-recurring items previously disclosed.

Management will also provide detailed discussions of business plans for 2002 that are expected to result in earnings per share to be in the range of 75 to 85 cents for the 2002 first quarter and $1.85 to $1.95 for the 2002 fiscal year. These expectations have been reduced slightly from those previously released due to the anticipated impacts from a mild recession.

Join the webcast for additional details at www.vectren.com.

For those unable to participate during the live webcast, the call will be archived on the company's website until December 31, 2001.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to nearly one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing, coal mining, utility infrastructure services, and fiber-optic based communication services. To learn more about Vectren, visit www.vectren.com.


This press release may contain forward-looking statements. Vectren wishes to caution readers that actual results could differ materially from those that will be projected in our discussions. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 30, 2001, as amended August 29, 2001.

Investor Contact:   Steven M. Schein, (812) 491-4209, sschein@vectren.com
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Media Contact:    Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com
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